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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                      AQUAPENN SPRING WATER COMPANY, INC.
                                       AT
                              $13.00 NET PER SHARE
                                       BY
                            ZONEO ACQUISITION CORP.
                           AN INDIRECT SUBSIDIARY OF
                                 GROUPE DANONE

To Our Clients:

    Enclosed for your consideration are an Offer to Purchase, dated November 6, 1998 (the "Offer to Purchase"), and a related Letter of Transmittal in connection with the offer by Zoneo Acquisition Corp., a Pennsylvania corporation (the "Purchaser") and an indirect subsidiary of Groupe Danone, a French SOCIETE ANONYME (the "Parent"), to purchase all the issued and outstanding shares of common stock, no par value (the "Shares"), of AquaPenn Spring Water Company, Inc., a Pennsylvania corporation (the "Company"), at a price of $13.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

    We are (or our nominee is) the holder of record of Shares held by us for your account. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

    We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

    Your attention is invited to the following:

        1. The tender price is $13.00 per Share, net to the seller in cash.

        2. The Offer is being made for all issued and outstanding Shares.

        3. The Board of Directors of the Company has unanimously determined that each of the Offer and the Merger (as defined in the Offer to Purchase) is fair to, and in the best interests of, the Company and the shareholders of the Company, and recommends that shareholders accept the Offer and tender their Shares pursuant to the Offer.

        4. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on December 7, 1998, unless the Offer is extended.

        5. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer at least 80% of the issued and outstanding Shares on a fully diluted basis (the "Minimum Condition") and (ii) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the purchase of the Shares pursuant to the Offer having expired or been terminated. The Offer is also subject to other terms and conditions contained in the Offer to Purchase. In the event all the conditions to the Offer have been satisfied or waived other than the Minimum Condition, the Purchaser may, at its option, purchase any number of tendered Shares up to 19.9% of the then outstanding Shares on a pro rata basis.
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        6. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale and transfer of any Shares by the Purchaser pursuant to the Offer.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facility (as defined in the Offer to Purchase), (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees (or in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (iii) any other required documents.

    If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

    The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Shares. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by J.P. Morgan Securities Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.
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                        INSTRUCTIONS WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                     OF AQUAPENN SPRING WATER COMPANY, INC.
                           BY ZONEO ACQUISITION CORP.

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 6, 1998 (the "Offer to Purchase"), and a related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by Zoneo Acquisition Corp., a Pennsylvania corporation (the "Purchaser") and an indirect subsidiary of Groupe Danone, a French SOCIETE ANONYME (the "Parent"), to purchase all the issued and outstanding shares of common stock, no par value (the " Shares"), of AquaPenn Spring Water Company, Inc., a Pennsylvania corporation (the "Company"), at a price of $13.00 per Share.

    This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES TO BE TENDERED:
__________________ SHARES*
DATED: ___________ , 199__

SIGN HERE

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SIGNATURE(S)

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PLEASE TYPE OR PRINT NAME(S)

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PLEASE TYPE OR PRINT ADDRESS

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AREA CODE AND TELEPHONE NUMBER

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TAXPAYER IDENTIFICATION OR SOCIAL SECURITY NUMBER

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*   Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.